EXHIBIT 10.1
STEVEN SPINNER EXECUTIVE COMPENSATION SUMMARY
     Base Salary. Beginning October 1, 2006, Steven Spinner’s annual base salary for his service as President and Chief Executive Officer of Performance Food Group Company, a Tennessee corporation (the “Company”) will be $600,000.
     Additional Benefits. In addition to his annual base salary, Mr. Spinner is also eligible to:
°	Receive cash bonuses under the Company’s 2006 Cash Incentive Plan;

°	Participate in the Company’s equity incentive programs, which currently involves the award of stock options and/or restricted stock pursuant to the Company’s 2003 Equity Incentive Plan; and

°	Participate in the Company’s broad-based benefit programs generally available to the Company’s employees, including health, disability and life insurance programs and the Company’s 401k plan as well as the Company’s Supplemental Executive Retirement Plan, Executive Deferred Compensation Plan and Senior Management Severance Plan.
     The foregoing information is summary in nature. Additional information regarding Mr. Spinner’s compensation will be provided in the Company’s proxy statement to be filed in connection with the 2007 annual meeting of the Company’s shareholders.